Exhibit 99.1

Contact:
Susan Spivak Bernstein
Senior Vice President, Investor Relations
212.607.8835
susan.spivak@argolimited.com

Argo Group Reports 2018 Second Quarter Net Income of $41.8 Million
or $1.20 per Diluted Share

HAMILTON, Bermuda (August 6, 2018) - Argo Group International Holdings, Ltd. (NYSE: ARGO) today announced financial results for the three and six months ended June 30, 2018.

2018 Second Quarter Recap

Gross Written Premiums $702.8M ↑ 2.3% from Q2 2017	Combined Ratio 96.3% ↓ 30 basis points from Q2 2017	Net Income per Diluted Share $1.20 ↓ 7.0% from Q2 2017	Underwriting Income (1) $15.4M ↑ 11.6% from Q2 2017	Adjusted Operating Income Per Diluted Share (1) $0.95 ↓ 16.7% from Q2 2017

“Improved underwriting results in both the second quarter and the first six months of 2018 reflect the continued execution of our business plan,” said CEO Mark E. Watson III. “In our U.S. Operations, gross written premiums were up over 12% in the quarter with continued strong underlying margins. In our International Operations, we reduced exposure to select risks, and allocated capital and resources where we can earn more attractive returns. In addition, we are making progress in our ongoing expense initiatives. The overall expense ratio improved by 1.3 points in the second quarter of 2018 to 37.5% compared to the same period in 2017, reflecting the streamlining of operations, our digital initiatives and use of technology, all while making continued investments in our strategic growth areas.”

HIGHLIGHTS FOR THE THREE MONTHS ENDED JUNE 30, 2018	HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2018

●
Gross written premiums were up 2.3% to $702.8 million, compared to $687.2 million for the 2017 second quarter.

U.S. Operations grew 12.3% to $410.0 million, while the International Operations were down 9.2% to $292.6 million compared to the 2017 second quarter.

Refer to the U.S. and International Operations sections below for additional commentary on gross written premiums.
●
Gross written premiums were up 9.9% to $1.413 billion, compared to $1.286 billion for the 2017 six month period.

U.S. Operations grew 11.8% to $782.8 million, while the International Operations grew 7.6% to $630.3 million compared to the 2017 six month period.

●
Net income was $41.8 million or $1.20 per diluted share, compared to net income of $46.0 million or $1.29 per diluted share for the 2017 second quarter.

The year over year comparisons are impacted by two significant items. As noted in the 2018 first quarter, the Company adopted a new accounting standard (refer to the Notes below) and as a result, the 2018 second quarter net income was favorably impacted by an after-tax(2) gain of $3.4 million (earnings per diluted share of $0.10).

In addition, the 2017 second quarter included an after-tax(2) net investment gain of $9.3 million (earnings per diluted share of $0.26) relating to the net asset sales of an equity investee.

●
Net income was $66.6 million or $1.92 per diluted share, compared to net income of $82.7 million or $2.32 per diluted share for the 2017 six month period.

The year over year comparisons are impacted by two significant items. As noted in the 2018 first quarter, the Company adopted a new accounting standard (refer to the Notes below) and as a result, the 2018 six month period net income was adversely impacted by an after-tax(2) loss of $21.3 million (loss per diluted share of $0.61).

In addition, the 2017 six month period included an after-tax(2) net investment gain of $9.3 million (earnings per diluted share of $0.26) relating to the net asset sales of an equity investee.

●
Adjusted operating income(1)(2) was $32.9 million or $0.95 per diluted share, compared to adjusted operating income of $40.7 million or $1.14 per diluted share for the 2017 second quarter.

Pre-tax underwriting income(1) increased 11.6% to $15.4 million compared to $13.8 million in the 2017 second quarter.

Net investment income of $33.2 million declined by $10.4 million from $43.6 million in the 2017 second quarter, due to the aforementioned net investment gain ($11.6 million pre-tax, $9.3 million after-tax(2) or $0.26 earnings per diluted share) relating to the net asset sales of an equity investee during the 2017 second quarter.
●
Adjusted operating income(1)(2) was $69.4 million or $2.00 per diluted share, compared to adjusted operating income of $62.6 million or $1.76 per diluted share for the 2017 six month period.

Pre-tax underwriting income(1) increased 91.2% to $32.7 million compared to $17.1 million in the 2017 six month period.

Net investment income of $69.2 million declined by $4.9 million from $74.1 million in the 2017 six month period, due to the aforementioned net investment gain ($11.6 million pre-tax, $9.3 million after-tax(2) or $0.26 earnings per diluted share) relating to the net asset sales of an equity investee during the 2017 second quarter.

●
The combined ratio was 96.3% compared to 96.6% for the 2017 second quarter. The loss and expense ratios for the quarter were 58.8% and 37.5%, respectively, compared to 57.8% and 38.8% for the 2017 second quarter.
●
The combined ratio was 96.1% compared to 97.8% for the 2017 six month period. The loss and expense ratios for the quarter were 58.0% and 38.1%, respectively, compared to 58.2% and 39.6% for the 2017 six month period.

●	Catastrophe losses, net of reinstatement premiums, were $1.7 million compared to $4.5 million in the 2017 second quarter.	●	Catastrophe losses, net of reinstatement premiums, were $6.0 million compared to $6.3 million in the 2017 six month period.
●	Net favorable prior-year reserve development was $2.4 million compared with $1.1 million in the 2017 second quarter.	●
Net favorable prior-year reserve development was $4.4 million compared with adverse development of $5.7 million in the 2017 six month period. The 2017 six month period was adversely impacted by Ogden rate change in the U.K. and losses related to Hurricane Matthew.

●
Net investment income decreased 23.9% to $33.2 million, compared to $43.6 million for the 2017 second quarter.

Net investment income on the core portfolio increased 47.4% to $28.0 million compared to $19.0 million in the 2017 second quarter. Alternative investments contributed $5.2 million in the 2018 second quarter compared to $24.6 million in the 2017 second quarter. The 2017 quarter Alternative investments included $11.6 million of pre-tax net investment gains relating to the net asset sales initiated by an equity investee.
●
Net investment income decreased 6.6% to $69.2 million, compared to $74.1 million for the 2017 six month period.

Net investment income on the core portfolio increased 34.2% to $55.3 million compared to $41.2 million in the 2017 six month period. Alternative investments contributed $13.9 million in the 2018 second quarter compared to $32.9 million in the 2017 six month period. The 2017 six month period Alternative investments included $11.6 million of pre-tax net investment gains relating to the net asset sales initiated by an equity investee.

●	During the second quarter of 2018, the Company repurchased 29,947 shares of its common stock for $1.8 million.	●	During the 2018 six month period, the Company repurchased 344,533 shares of its common stock for $20.4 million.

●
Book value per share was $52.83 at June 30, 2018, down from $53.46 at December 31, 2017, and $54.48 in the 2017 second quarter. The decline since December 31, 2017 is due primarily to the impact of unrealized investment losses on the fixed maturity securities portfolio in a rising interest rate environment.

Notes
●
Effective January 1, 2018, the Company adopted ASU No. 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Liabilities, using a cumulative effect adjustment. This adjustment transferred the unrealized gains and losses as of December 31, 2017, net of tax, on equity securities from accumulated other comprehensive income to retained earnings, resulting in no overall impact to shareholders’ equity.

In accordance with this accounting standard, in the 2018 second quarter, the Company recognized the change in the fair value of its equity securities as a pre-tax gain of $4.3 million ($3.4 million net of taxes(2) and earnings of $0.10 per diluted share). Since January 1, 2018, the Company recognized a pre-tax loss of $26.6 million ($21.3 million after taxes(2) and a loss of $0.61 per diluted share). These amounts are included as a component of net realized investment losses (gains) on the income statement. Amounts for the comparable 2017 periods are not presented as a component of net income, as ASU 2016-01 was required to be adopted on a prospective basis.

●
Excluding repurchased shares, all references to common shares associated with the recalculation of per share amounts for all periods presented have been adjusted for the 15% stock dividend paid on March 21, 2018, to shareholders of record at the close of business on March 7, 2018.

●	All references to catastrophe losses are pre-tax, net of reinsurance and estimated reinstatement premiums.

(1)    Refer to Non-GAAP Financial Measures below.
(2)    At assumed tax rate of 20%.

U.S. Operations

•
Gross written premiums in the 2018 second quarter of $410.0 million were up $45.0 million or 12.3% compared to the 2017 second quarter. This growth was driven by all major lines of business, reflecting the continued execution of strategic growth initiatives, our digital initiatives, and appropriate risk selection and exposure management actions.

•	Net earned premiums in the 2018 second quarter of $267.0 million were up $37.9 million or 16.5% from the 2017 second quarter, as all business lines increased.
•
The loss ratio for the 2018 second quarter was 58.3%, compared to 53.6% for the 2017 second quarter.  The higher loss ratio in 2018 second quarter reflects less net favorable prior-year reserve development than the 2017 quarter, partially offset by lower catastrophe losses. The current accident year ex-CAT loss ratio for the 2018 second quarter was 59.0%, compared to 57.4% for the 2017 second quarter. This increase is primarily related to a number of discrete non-catastrophe related property losses, partially offset by improving business mix trends.

•	Net favorable prior-year reserve development for the 2018 second quarter was $3.1 million, compared to net favorable prior-year reserve development of $12.8 million for the 2017 second quarter.
•	Catastrophe losses for the 2018 second quarter were $1.3 million compared to catastrophe losses of $4.0 million in the 2017 second quarter.
•
The expense ratio for the 2018 second quarter was 31.8%, compared to 33.6% for the 2017 second quarter. The improvement in the expense ratio reflects the aforementioned 16.5% increase in net earned premiums, and to a lesser extent lower acquisition costs, partially offset by continued strategic investments in people and technology in support of premium growth.

•
Underwriting income for the 2018 second quarter was $26.4 million, compared to $29.3 million for the 2017 second quarter. The $2.9 million decline in underwriting income is due to lower net favorable prior-year reserve development of $9.7 million, the aforementioned property losses, partially offset by lower catastrophe losses and a lower expense ratio.

International Operations

•	Gross written premiums in the 2018 second quarter of $292.6 million were down $29.5 million or 9.2% compared to the 2017 second quarter.

As part of the full integration of the reinsurance business of Ariel Re which we acquired in 2017, beginning in 2018 we changed the capital structure supporting that business by introducing certain third party capital to share in the risk and exposures we underwrite (based on predetermined percentages). This third party capital receives a corresponding proportion of the gross written premiums. As such, this structure has the effect of reducing the gross written premiums reported in our financial statements. In exchange, we receive certain remuneration for generating this business and for the underlying underwriting performance. During the 2018 second quarter, approximately $30 million of gross written premiums are attributable to our third party capital partners. There was no such structure for our Ariel Re business in 2017.

The decline in gross written premiums also reflects the effects of corrective underwriting actions within the Syndicate 1200 Property D&F business and the non-renewal of certain casualty line accounts in Bermuda. Partially offsetting these declines were increased premiums in Europe, growth in our Specialty lines in Syndicate 1200, and growth in our Bermuda Professional and Property insurance lines due to new business and increased rates.

•
Net earned premiums in the 2018 second quarter of $150.5 million were down $19.4 million or 11.4% from the 2017 second quarter due to changes, as noted above, in the retained percentage of certain of our Lloyd's insurance and reinsurance businesses.

•
The loss ratio for the 2018 second quarter was 58.9%, compared to 62.4% for the 2017 second quarter. The lower loss ratio in 2018 second quarter is due a 6.2 point improvement in prior-year reserve development compared to 2017 quarter, partially offset by an increase in the current accident year ex-CAT loss ratio. The current accident year ex-CAT loss ratio for the 2018 second quarter was 58.9%, compared to 56.3% for the 2017 second quarter.

•
For the 2018 second quarter, net favorable prior-year reserve development was $0.5 million, compared to net adverse prior-year reserve development of $10.0 million in the 2017 second quarter which related primarily to Property, Liability, and Specialty lines.

•	Catastrophe losses for the 2018 second quarter were $0.4 million compared to catastrophe losses of $0.5 million for the 2017 second quarter.
•
The expense ratio for the 2018 second quarter was 36.8%, compared to 37.0% for the 2017 second quarter. The decrease in the expense ratio relates to modestly lower acquisition costs associated with syndicate operations, partially offset by certain investments in support of strategic growth areas, most notably in Europe, Latin America and Asia Pacific.

•
Underwriting income for the 2018 second quarter was $6.4 million, compared to $1.0 million for the 2017 second quarter. The $5.4 million increase in underwriting income is due primarily to the net favorable year-over-year improvement in prior-year reserve development of $10.5 million, and to a lesser extent a modest improvement in the expense ratio. These improvements were partially offset by an increase in the current accident year ex-CAT loss ratio.

CONFERENCE CALL
Argo Group management will conduct an investor conference call starting at 11:00 a.m. EDT (12:00 p.m. ADT) tomorrow, Tuesday, August 7, 2018. A live webcast of the conference call can be accessed by visiting https://services.choruscall.com/links/argo180807.html. Participants in the U.S. can access the call by dialing (877) 291-5203. CalSlers dialing from outside the U.S. can access the call by dialing (412) 902-6610. Please ask the operator to be connected to the Argo Group earnings call.

A webcast replay will be available shortly after the live conference call and can be accessed at https://services.choruscall.com/ccforms/replay.html. A telephone replay of the conference call will be available through August 14, 2018, to callers in the U.S. by dialing (877) 344-7529 (conference # 10122868). Callers dialing from outside the U.S. can access the telephone replay by dialing (412) 317-0088 (conference # 10122868).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group's insurance subsidiaries are A.M. Best-rated 'A' (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group's U.S. insurance subsidiaries are Standard and Poor's-rated 'A-' (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS
This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," “do not believe,” “aim,” "project," "anticipate," “seek,” "will," “likely,” “assume,” “estimate,” "may," “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) our ability to implement our business strategy; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of Ariel Re and other businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Argo Group on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Argo Group will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Argo Group or its business or operations. Except as required by law, Argo Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

NON-GAAP FINANCIAL MEASURES
In presenting the Company's results, management has included and discussed in this press release certain non-generally accepted accounting principles ("non-GAAP") financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles ("U.S. GAAP").

“Underwriting income” is an internal performance measure used in the management of the Company’s operations and represents net amount earned from underwriting activities (net premiums earned less underwriting expenses and claims incurred). Although this measure of profit (loss) does not replace net income (loss) computed in accordance with U.S. GAAP as a measure of profitability, management uses this measure of profit (loss) to focus our reporting segments on generating underwriting income. The Company presents Underwriting income as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

“Current accident year ex-CAT combined ratio, as adjusted”, “Current accident year ex-CAT loss ratio, as adjusted”, and “Expense ratio, as adjusted” are internal measures used by the management of the Company to evaluate the performance of its' underwriting activity and represents the net amount of underwriting income excluding catastrophe related charges, the impact of changes to prior year loss reserves and other non-recurring items. Although this measure does not replace the combined ratio it provides management with a view of the quality of earnings generated by underwriting activity for the current accident year.

“Total return on average investments” is an internal measure used by management of the Company to evaluate the performance of its investment and asset management activities and represents the total of net investment income, net realized gains and losses, and the net change in unrealized gains and losses. These returns are analyzed as a percentage of the average investments excluding investments managed on behalf of trade capital providers who are third-parties that provide underwriting capital to our Syndicate operations. This measure does not replace net investment income as a measure of return on invested assets. However, it provides management with an overall view of investment performance.

“Adjusted operating income" is an internal performance measure used in the management of the Company's operations and represents after-tax (at an assumed effective tax rate of 20%) operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items from the calculation of adjusted operating income because these amounts are influenced by and fluctuate in part, by market conditions that are outside of management’s control. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing adjusted operating income enables investors, analysts, rating agencies and other users of the Company's financial information to more easily analyze our results of operations and underlying business performance. Adjusted operating income should not be viewed as a substitute for U.S. GAAP net income.

"Annualized return on average shareholders’ equity" ("ROAE") is calculated using average shareholders' equity. In calculating ROAE, the net income available to shareholders for the period is multiplied by the number of periods in a calendar year to arrive at annualized net income available to shareholders. The Company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

"Annualized adjusted operating return on average shareholders' equity" is calculated using adjusted operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above) and average shareholders' equity. The assumed tax rate is 20%.

Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.

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(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Total investments	$4,768.9	$4,742.9
Cash	126.7	176.6
Accrued investment income	24.9	23.5
Receivables	2,829.7	2,691.9
Goodwill and intangible assets	273.3	258.2
Deferred acquisition costs, net	161.1	160.4
Ceded unearned premiums	493.4	399.5
Other assets	427.7	311.0
Total assets	$9,105.7	$8,764.0

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$4,242.9	$4,201.0
Unearned premiums	1,283.6	1,207.7
Ceded reinsurance payable, net	816.0	734.0
Senior unsecured fixed rate notes	139.7	139.6
Other indebtedness	184.6	184.5
Junior subordinated debentures	256.8	256.6
Other liabilities	385.0	220.9
Total liabilities	7,308.6	6,944.3

Total shareholders' equity	1,797.1	1,819.7
Total liabilities and shareholders' equity	$9,105.7	$8,764.0

Book value per common share	$52.83	$53.46

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Gross written premiums	$702.8	$687.2	$1,413.3	$1,285.8
Net written premiums	443.3	447.1	810.4	790.5

Earned premiums	417.7	399.1	832.4	778.5
Net investment income	33.2	43.6	69.2	74.1
Fee and other income	1.9	3.8	3.9	7.4
Net realized investment gains (losses):
Net realized investment gains	6.2	4.5	21.4	19.1
Change in fair value of equity securities (1)	4.3	—	(26.6)	—
Net realized investment gains (losses)	10.5	4.5	(5.2)	19.1
Total revenue	463.3	451.0	900.3	879.1

Losses and loss adjustment expenses	245.5	230.6	482.7	453.1
Underwriting, acquisition and insurance expenses	156.8	154.7	317.0	308.3
Interest expense	7.8	7.0	15.5	12.9
Fee and other expense	1.6	3.3	3.6	7.4
Foreign currency exchange (gains) losses	(5.5)	4.6	(0.6)	3.9
Total expenses	406.2	400.2	818.2	785.6

Income before income taxes	57.1	50.8	82.1	93.5
Income tax provision	15.3	4.8	15.5	10.8
Net income	$41.8	$46.0	$66.6	$82.7

Net income per common share (basic)	$1.23	$1.32	$1.96	$2.39
Net income per common share (diluted)	$1.20	$1.29	$1.92	$2.32

Weighted average common shares:
Basic	33.9	34.7	33.9	34.6
Diluted	34.7	35.7	34.7	35.6

(1)
New reporting requirements for the change in fair value of equity securities commenced January 1, 2018 resulting from our adoption of ASU 2016-01. Amounts for the three and six months ended June 30, 2017 are not presented, as ASU 2016-01 was required to be adopted on a prospective basis.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. Operations
Gross written premiums	$410.0	$365.0	$782.8	$700.0
Net written premiums	278.1	261.5	527.1	478.5
Earned premiums	267.0	229.1	529.3	450.3

Underwriting income	26.4	29.3	42.4	50.1
Net investment income	20.7	27.3	43.3	47.2
Interest expense	(4.1)	(3.8)	(8.0)	(6.5)
Fee (expense) income, net	(0.5)	0.2	(1.2)	(0.6)
Net income before taxes	$42.5	$53.0	$76.5	$90.2

Loss ratio	58.3%	53.6%	58.9%	54.6%
Expense ratio	31.8%	33.6%	33.1%	34.3%
GAAP combined ratio	90.1%	87.2%	92.0%	88.9%
CAY ex-CAT, combined ratio	90.8%	91.0%	91.7%	91.8%

International Operations
Gross written premiums	$292.6	$322.1	$630.3	$585.7
Net written premiums	165.0	185.5	283.1	311.9
Earned premiums	150.5	169.9	302.9	328.1

Underwriting income	6.4	1.0	22.2	4.6
Net investment income	8.4	10.1	17.2	16.7
Interest expense	(2.3)	(2.3)	(4.6)	(4.3)
Fee income (expense), net	0.7	0.3	1.3	0.4
Net income before taxes	$13.2	$9.1	$36.1	$17.4

Loss ratio	58.9%	62.4%	55.4%	61.9%
Expense ratio	36.8%	37.0%	37.2%	36.7%
GAAP combined ratio	95.7%	99.4%	92.6%	98.6%
CAY ex-CAT, combined ratio	95.7%	93.3%	93.5%	92.2%

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF LOSS RATIOS
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
U.S. Operations
Loss ratio	58.3%	53.6%	58.9%	54.6%
Prior accident year loss reserve development	1.2%	5.6%	0.8%	4.0%
Catastrophe losses	(0.5)%	(1.8)%	(1.1)%	(1.1)%
CAY ex-CAT, loss ratio	59.0%	57.4%	58.6%	57.5%

International Operations
Loss ratio	58.9%	62.4%	55.4%	61.9%
Prior accident year loss reserve development	0.3%	(5.9)%	1.1%	(6.0)%
Catastrophe losses	(0.3)%	(0.2)%	(0.2)%	(0.4)%
CAY ex-CAT, loss ratio	58.9%	56.3%	56.3%	55.5%

Consolidated
Loss ratio	58.8%	57.8%	58.0%	58.2%
Prior accident year loss reserve development	0.5%	0.2%	0.5%	(0.7)%
Catastrophe losses	(0.4)%	(1.1)%	(0.7)%	(0.8)%
CAY ex-CAT, loss ratio	58.9%	56.9%	57.8%	56.7%

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
NET PRIOR-YEAR RESERVE DEVELOPMENT & CAT LOSSES BY SEGMENT
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net prior-year development - (favorable) / unfavorable
U.S. Operations	$(3.1)	$(12.8)	$(4.1)	$(18.0)
International Operations	(0.5)	10.0	(3.3)	19.6
Run-off Lines	1.2	1.7	3.0	4.1
Total net prior-year reserve development	$(2.4)	$(1.1)	$(4.4)	$5.7

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Catastrophe losses, net of reinsurance premiums
U.S. Operations	$1.3	$4.0	$5.6	$4.8
International Operations	0.4	0.5	0.4	1.5
Total catastrophe losses, net of reinsurance premiums	$1.7	$4.5	$6.0	$6.3

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF UNDERWRITING INCOME TO NET INCOME
CONSOLIDATED
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$41.8	$46.0	$66.6	$s	82.7
Add (deduct):
Income tax provision	15.3	4.8	15.5		10.8
Net investment income	(33.2)	(43.6)	(69.2)		(74.1)
Net realized investment (gains) losses	(10.5)	(4.5)	5.2		(19.1)
Fee and other income	(1.9)	(3.8)	(3.9)		(7.4)
Interest expense	7.8	7.0	15.5		12.9
Fee and other expense	1.6	3.3	3.6		7.4
Foreign currency exchange (gains) losses	(5.5)	4.6	(0.6)		3.9
Underwriting income	$15.4	$13.8	$32.7		$17.1

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF ADJUSTED OPERATING INCOME TO NET INCOME
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income, as reported	$41.8	$46.0	$66.6	$s	82.7
Income tax provision	15.3	4.8	15.5		10.8
Net income, before taxes	57.1	50.8	82.1		93.5
Add (deduct):
Net realized investment (gains) losses	(10.5)	(4.5)	5.2		(19.1)
Foreign currency exchange (gains) losses	(5.5)	4.6	(0.6)		3.9
Adjusted operating income before taxes	41.1	50.9	86.7		78.3
Provision for income taxes, at assumed rate (1)	8.2	10.2	17.3		15.7
Adjusted operating income	$32.9	$40.7	$69.4		$62.6

Adjusted operating income per common share (diluted)	$0.95	$1.14	$2.00		$1.76

Weighted average common shares, diluted	34.7	35.7	34.7		35.6

(1) At assumed tax rate of 20%.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF SEGMENT INCOME TO NET INCOME
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Segment income (loss) before income taxes
U.S. Operations	$42.5	$53.0	$76.5	$90.2
International Operations	13.2	9.1	36.1	17.4
Run-off Lines	(0.3)	(1.2)	(1.0)	(3.7)
Corporate and Other	(14.3)	(10.0)	(24.9)	(25.6)
Net realized investment gains (losses)	10.5	4.5	(5.2)	19.1
Foreign currency exchange gains (losses)	5.5	(4.6)	0.6	(3.9)
Income before income taxes	57.1	50.8	82.1	93.5
Income tax provision	15.3	4.8	15.5	10.8
Net income	$41.8	$46.0	$66.6	$82.7

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
PREMIUMS BY SEGMENT AND LINE OF BUSINESS
(in millions)
(unaudited)

U.S. Operations	Three months ended June 30, 2018			Three months ended June 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$71.8	$38.4	$32.4	$69.4	$44.4	$30.0
Liability	245.6	173.7	173.8	220.2	159.7	148.8
Professional	55.9	37.3	33.4	40.6	31.0	28.5
Specialty	36.7	28.7	27.4	34.8	26.4	21.8
Total	$410.0	$278.1	$267.0	$365.0	$261.5	$229.1

	Six months ended June 30, 2018			Six months ended June 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$117.4	$56.8	$67.1	$125.3	$59.4	$59.0
Liability	488.7	343.7	345.7	438.2	314.4	294.6
Professional	103.2	69.1	62.5	73.7	57.2	54.7
Specialty	73.5	57.5	54.0	62.8	47.5	42.0
Total	$782.8	$527.1	$529.3	$700.0	$478.5	$450.3

International Operations	Three months ended June 30, 2018			Three months ended June 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$107.5	$51.9	$48.7	$117.2	$62.0	$55.2
Liability	44.7	24.9	24.2	38.3	19.0	18.9
Professional	42.3	24.8	22.8	41.4	23.9	23.8
Specialty	98.1	63.4	54.8	125.2	80.6	72.0
Total	$292.6	$165.0	$150.5	$322.1	$185.5	$169.9

	Six months ended June 30, 2018			Six months ended June 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$261.8	$82.6	$106.7	$210.0	$96.0	$115.8
Liability	91.9	50.5	44.3	70.3	36.2	37.5
Professional	88.7	48.1	48.1	77.6	44.4	47.7
Specialty	187.9	101.9	103.8	227.8	135.3	127.1
Total	$630.3	$283.1	$302.9	$585.7	$311.9	$328.1

Consolidated	Three months ended June 30, 2018			Three months ended June 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$179.3	$90.3	$81.1	$186.7	$106.5	$85.3
Liability	290.5	198.8	198.2	258.5	178.7	167.7
Professional	98.2	62.1	56.2	82.0	54.9	52.3
Specialty	134.8	92.1	82.2	160.0	107.0	93.8
Total	$702.8	$443.3	$417.7	$687.2	$447.1	$399.1

	Six months ended June 30, 2018			Six months ended June 30, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$379.2	$139.4	$173.8	$335.4	$155.5	$174.9
Liability	580.8	394.4	390.2	508.5	350.6	332.1
Professional	191.9	117.2	110.6	151.3	101.6	102.4
Specialty	261.4	159.4	157.8	290.6	182.8	169.1
Total	$1,413.3	$810.4	$832.4	$1,285.8	$790.5	$778.5

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
COMPONENTS OF NET INVESTMENT INCOME
CONSOLIDATED
(in millions)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net investment income, excluding alternative investments	$28.0	$19.0	$55.3	$41.2
Alternative investments	5.2	24.6	13.9	32.9
Total net investment income	$33.2	$43.6	$69.2	$74.1

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SHAREHOLDER RETURN ANALYSIS
(in millions)
(unaudited)

	For the Six Months Ended
	June 30,
	2018	2017	% Change
Net income	$66.6	$82.7	(19.5)%
Adjusted operating income (1)	69.4	62.6	10.9%

Shareholders' Equity - Beginning of period	$1,819.7	$1,792.7	1.5%
Shareholders' Equity - End of period	1,797.1	1,891.3	(5.0)%
Average Shareholders' Equity	$1,808.4	$1,842.0	(1.8)%

Annualized return on average shareholders' equity	7.4%	9.0%
Annualized adjusted operating return on average shareholders' equity	7.7%	6.8%

(1) At assumed tax rate of 20%.

Note: In connection with the adoption of ASU No. 2016-01, during the first half of 2018, the company recorded a pre-tax loss of $26.6 million (after tax loss of $21.3 million) for the change in fair value of equity securities. As required by the accounting standard, prior year amounts are not restated to reflect this accounting change. Excluding the impact of this accounting change, net income would have been $87.9 million and the related annualized return on average shareholder's equity would be approximately 9.7% compared to 9.0% for the first half of 2017.

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